Exhibit 4.9

Amendment No. 5
to the
The 401(k) Stock Purchase Plan for Employees of
Cullen/Frost Bankers, Inc. and Its Affiliates
(Effective as of January 1, 2013)

Whereas, Cullen/Frost Bankers, Inc. (the "Company") maintains "The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates," as last amended and restated effective as of January 1, 2013 ("Plan"), for the benefit of its Eligible Employees and the Eligible Employees of any participating Affiliate; and
Whereas, pursuant to Plan section 11.1 the Company may amend the Plan from time to time with respect to all Employers participating under the Plan; and
Whereas, the Company desires to amend the Plan to provide for automatic enrollment, reduce the waiting period to enroll to 30 days, provide for monthly installment payments of minimum required distributions, to permit rollover contributions from conduit individual retirement accounts and individual retirement annuities and implement profit sharing contribution provisions.
Now, Therefore, in accordance with the provisions of Plan section 11.1, the following actions are hereby taken and the Plan shall be amended, effective as of January 1, 2019, in the following respects:
1.Plan section 2.1(a) is hereby amended to add the following new subsection (8):
(8)    "Profit Sharing Contribution Account" means that portion of such Member's Account which evidences the value of Profit Sharing Contributions made on his behalf by an Employer under Plan section 4.13 or transferred from the Cullen/Frost Profit Sharing Plan, including any attributable gains and losses to the Trust Fund.
2.The last paragraph of Plan section 2.1(a) is hereby amended to provide as follows:
Notwithstanding any provisions to the contrary, all subaccounts transferred as part of the merger of the Citizens State Bank 401-k Profit Sharing Plan, the Harrisburg Bank Thrift Plan or the Cullen/Frost Profit Sharing Plan into the Plan shall be held as separate subaccounts under the Accounts named above from the similar types of contributions made under this Plan.
3.Plan section 2.1 is hereby amended to add the following new subsections (e), (f) and OD, and to renumber the remaining subsections of Plan section 2.1 as appropriate:
(e)"Automatic Contribution Employee" means each Employee who satisfies the requirements of section 3.1 of the Plan other than an Employee who has an affirmative election in effect (that remains in effect) to have After-Tax Contributions, Before-Tax Contributions or Roth Elective Deferrals made on the Employee's behalf in a specified percentage of the Employee's Compensation. An Employee shall cease to be an Automatic Contribution Employee if the Employee makes an election to (i) have After-Tax Contributions, Before-Tax Contributions or Roth Elective Deferrals made on his behalf in a different percentage of the Employee's Compensation than provided by sections 4.12(b) hereof, as applicable, or (ii) not have any After-Tax Contributions, Before-Tax Contributions or Roth Elective Deferrals made on his behalf.
(f)"Automatic Contribution Participant" means an Automatic Contribution Employee who becomes a Participant pursuant to section 4.12(a) hereof.
(jj)"Profit Sharing Contribution" means the contributions made by an Employer on behalf of a Participant under Plan section 4.13, which shall include the following types of contributions:
(1)"Variable Base Contributions," as described in Plan section 4.13(a); and
(2)"Age-Related Contributions," as described in Plan section 4.13(b).
4.Plan section 3.1(b) is hereby amended to provide as follows:
(b)Minimum Service. With respect to all contributions other than Profit Sharing Contributions, he has completed 30 days of Service, and, with respect to Profit Sharing Contributions, he has completed at least one year of Service.

5.The last sentence of Plan section 3.2 is hereby amended to provide as follows:
In the case of an Eligible Employee who has satisfied the eligibility requirements of Plan section 3.1, but who was not employed as an Eligible Employee on the earliest Entry Date on which he could have become a Participant, he shall become a Participant upon his reemployment as an Eligible Employee if he is still credited with at least 30 days of Service (one year of Service with respect to Profit Sharing Contributions) on such date, and if he is not so credited, he shall become a Participant in accordance with the provisions of Plan section 3.1.
6.Plan section 3.3(a)(1) is hereby amended to provide as follows:
(1)An Employee shall receive credit, for purposes of determining eligibility to participate, for the completion of 30 days of continuous employment (one year of continuous employment for purposes of Profit Sharing Contributions) beginning on his Employment Commencement Date.
7.Plan section 4.6(c)(1) is hereby amended to provide as follows:
(1)The Eligible Rollover Distribution must have been accrued by the Eligible Employee under an Eligible Retirement Plan of his former employer (or amounts directly attributable thereto held in a conduit individual retirement account or individual retirement annuity established separate and apart from the Eligible Employee's regular contributory individual retirement account or individual retirement annuity to hold distributions from an Eligible Retirement Plan of his former employer so that such distributions do not become commingled with the Eligible Employee's ordinary individual retirement account or individual retirement annuity contributions) or awarded to the Eligible Employee as an alternate payee under a qualified domestic relations order, as defined in Code section 414(p), as the Spouse or former Spouse of a participant in the Eligible Retirement Plan;
8.Plan section 4.7 is hereby amended to provide as follows:
4.7 Application of Forfeitures
Forfeitures occurring during a Plan Year in the Matching Contributions Account, Profit Sharing Contribution Account or ESOP Account of a Member shall be used to offset expenses of the Plan's administration provided that the Committee, or its delegate, determines such expenses to be both reasonable and appropriate. Notwithstanding the foregoing, the Company may, in its sole discretion, use such forfeitures to reduce the amount of Profit Sharing Contributions due to be paid by the Employers with respect to the Plan Year, so that the sum of such reduced Profit Sharing Contributions and such forfeitures shall equal the amount of Profit Sharing Contributions due to be paid by the Employers as determined under the provisions of Plan section 4.13. Additionally, the Company may, in its sole discretion, instead decide to allocate such forfeitures, on a uniform and non-discriminatory basis, to eligible Participants as a non-elective contribution.
9.Plan section 4.9(c) is hereby amended to provide as follows:
(c)Reduction in Annual Account Additions. If in any Plan Year a Participant's Annual Account Addition exceeds the limitation determined under subsection (b) above, such excess shall not be allocated to his accounts in any defined contribution plan but shall be handled in the following manner and order until such excess is eliminated:
(1)Participant's portions of the allocations of Profit Sharing Contributions for such Plan Year as adjusted for related gain;
(2)Participant's portions of the allocations of After-Tax Contributions for such Plan Year as adjusted for related gain to the extent there were no attributable Matching Contributions or Discretionary Matching Contributions shall be returned to the Participant;
(3)Participant's portions of the allocations of After-Tax Contributions for such Plan Year as adjusted for related gain and any attributable Matching Contributions or Discretionary Matching Contributions shall be returned to the Participant and the attributable Matching Contributions or Discretionary Matching Contributions shall be placed in a suspense account;
(4)Participant's portions of the allocations of Before-Tax Contributions for such Plan Year as adjusted for related gain to the extent there were no attributable Matching Contributions or Discretionary Matching Contributions shall be refunded to the Participant;

(5)Participant's portions of the allocations of Before-Tax Contributions for such Plan Year as adjusted for related gain and any attributable Matching Contributions or Discretionary Matching Contributions shall be placed in a suspense account;
(6)Participant's portions of the allocations of Roth Elective Deferrals for such Plan Year as adjusted for related gain to the extent there were no attributable Matching Contributions or Discretionary Matching Contributions shall be refunded to the Participant;
(7)Participant's portions of the allocations of Roth Elective Deferrals for such Plan Year as adjusted for related gain and any attributable Matching Contributions or Discretionary Matching Contributions shall be placed in a suspense account; and
(8)Participant's portions of the allocations of ESOP Contributions shall be placed in a suspense account, except that Participant's portion of Company stock which has been allocated to Participant after release from a suspense account under Plan section 7.1 shall be reallocated among other Participants eligible to share in the allocations of Company stock contributions for such Plan Year.
Any amount described above that is attributable to contributions of an Employer shall be used to reduce contributions by that Employer for the next following Plan Year. Such suspense account shall share in the gains and losses of the Trust Fund on the same basis as other Accounts.
10.A new Plan section 4.12 is hereby added to the Plan to provide as follows:
4.12 Automatic Enrollment
(a)Notwithstanding any provision of the Plan to the contrary, each Automatic Contribution Employee who is newly hired by the Employer shall be enrolled as a Participant as soon as administratively practicable following the date which such Employee first becomes employed by the Employer and satisfies the requirements of section 3.1, or, if later, 30 days from the date notice under section 514 of ERISA is provided to the Employee.
(b)An Automatic Contribution Participant who is enrolled pursuant to section 4.12(a) shall have six percent of his Compensation automatically deducted from his pay and contributed on his behalf by his Employer as a Before-Tax Contribution to the Plan for the period beginning on the date on which the Participant first becomes an Automatic Contribution Participant. An Automatic Contribution Participant may elect to change or suspend his contribution election at any time in accordance with the provisions of the Plan.
11.A new Plan section 4.13 is hereby added to the Plan to provide as follows:
4.13 Profit Sharing Contributions
For each Plan Year, the amount of Profit Sharing Contributions determined with respect to each Employer shall be allocated and credited to each eligible Participant employed by the Employer in accordance with the following provisions:
(a) Variable Base Contributions. For each Plan Year, an "eligible Participant" as described in subsection (c) shall be entitled to receive a Variable Base Contribution with respect to the Plan Year in an amount equal to a uniform percentage of each eligible Participant's "considered Compensation," but only to the extent a Variable Base Contribution is allocated for such Plan Year. The determination of any such Variable Base Contribution shall be determined in the sole discretion of the board of directors (or other appropriate governing authority) of each Employer designating a Variable Base Contribution for the Plan Year. In any given Plan Year, for any or all Employers there could be no Variable Base Contributions determined for the Plan Year.
(b)Age-Related Contributions. For each Plan Year, an "eligible Participant" as described in subsection (c) shall be entitled to receive an Age Related Contribution with respect to the Plan Year in an amount equal to the "Age Related Contribution Percentage" in Column II below corresponding to and based on his attained age in Column I below multiplied by his considered Compensation" during the Plan Year (as described in subsection I), all as determined in accordance with the following table:

Column I	Column II
Eligible Participant's	Age-Related
Attained Age	Contribution Percentage

At least age 30, but less than age 40	1%
At least age 40, but less than age 50	2%
At least age 50	3%
Notwithstanding the foregoing provisions of this subsection (b), an eligible Participant under this subsection (b) shall only be entitled to receive an Age Related Contribution with respect to a Plan Year if such Contribution is determined to be made for the relevant Plan Year. Such determination of any such Age Related Contribution shall be determined in the sole discretion of the board of directors (or other governing authority) of each Employer designating Age Related Contributions for the Plan Year, and such determination shall only be made if a Variable Base Contribution is determined for the Plan Year, as described in subsection (a).
(c)Eligible Participant. For purposes of the contributions under subsections (a) and (b), a Participant shall be considered to be an "eligible Participant" if he is an Eligible Employee on the last day of the Plan Year; provided, however, that any Eligible Employee who during the Plan Year dies, is determined to have a Disability, or retires as an Employee after attaining age 55 with at least five years of Service, and who is not an Eligible Employee on the last day of the Plan Year, shall also be considered to be an eligible Participant for the Plan Year with respect to his considered Compensation up until such event. Additionally, any Eligible Employee who ceased Eligible Employee status during the Plan Year, who is not an Eligible Employee on the last day of the Plan Year, but who at that time is receiving Compensation from payroll under a leave program providing for continued pay while on periods of recognized absence, shall also be considered to be an eligible Participant for such Plan Year.
(d)Age and Service Determinations. The determination of an eligible Participant's attained age under the provisions of subsection (b) shall be made as of the last day of the Plan Year.
(e)Considered Compensation. An eligible Participant's "considered Compensation" for purposes of subsections (a) and (b) shall be the eligible Participant's Compensation with respect to the applicable Plan Year.
(f) Employers; Contributions. The contributions determined under the foregoing provisions of this Plan section 4.13 shall be made by the Employers participating under the Plan during the Plan Year, and such Contributions shall be made in cash. Each Employer shall determine and be responsible for the contributions determined with respect to each eligible Participant employed by such Employer during each of the pay periods during the Plan Year for which such Employer paid the eligible Participant considered Compensation.
(g)Allocation and Crediting Contributions. All contributions under this Plan section 4.13 shall be allocated to eligible Participants in accordance with the eligibility provisions and allocation methods provided for under the foregoing provisions of this Plan section 4.13. All contributions made on behalf of an eligible Participant with respect to a Plan Year shall be credited and allocated to such eligible Participant's Profit Sharing Contribution Account under the Plan.
(h)Payment of Contributions. All contributions under this Plan section 4.13 shall be deposited with the Trustee at such time or times as determined by the Employer, but in no event later than the time prescribed by law for the Employer to file a Federal income tax return for the taxable year with respect to which such contributions are made, including any extensions of time relating thereto.
(i)Deductibility Limitation. The dollar amount of all contributions under this Plan section 4.13 for a Plan Year for which an Employer claims a deduction under Code section 404 shall be limited to the amount deductible under such Code section 404 for the taxable year in which such amounts accrue or are paid, including by means of carryover deductions. All contributions under this Plan section 4.13 which are subject to the deductibility provisions under Code section 404 are hereby specifically conditioned on such deductibility.
12.A new Plan section 5.5 is hereby added to the Plan to provide as follows:
5.5 Profit Sharing Contribution Account
(a) General. A Member shall have a vested and nonforfeitable interest in that vested percentage portion of the balance credited to his Profit Sharing Contribution Account at any time determined by reference to his completed years of Service in accordance with the following schedule:

Completed Year of Service	Vested Percentage

Less than 3 years	0%
3 or more years	100%
(b)Accelerated Vesting. Notwithstanding the provisions of subsection (a), a Member shall be fully vested and have a nonforfeitable interest in the balance credited to his Profit Sharing Contribution Account if:
(1)He attains age 65 while an Employee;
(2)He dies or suffers a Disability while an Employee; or
(3)While he is an Employee, contributions to the Plan are completely discontinued or the Plan is terminated, or the Plan is partially terminated and such Member is affected by such partial termination.
(c)Vesting Calculation After Partial Plan Termination or Similar Event. All periods of Service before and after a partial plan termination or freeze in Plan contributions must be aggregated as contemplated by Revenue Ruling 2003-65.
13.The first sentence of Plan section 6.2 is hereby amended to provide as follows:
Upon the termination of employment of a Member for any reason other than his retirement at or after Normal Retirement Age, death, or Disability, the full amount of the Member's After-Tax Contributions Account, Before-Tax Contributions Account, Roth Elective Deferral Account, Nonelective Discretionary Contributions Account, and Rollover Contributions Account and the vested portion of his Profit Sharing Contribution Account, ESOP Account and Matching Contributions Account shall be distributed to him, pursuant to the terms of Plan section 6.4.
14.Plan section 6.4 is hereby amended to add the following new subsection (f):
(f)Notwithstanding any Plan provisions to the contrary, no distribution shall be made from a Profit Sharing Contribution Account earlier than upon one of the following events:
(1)The Participant's retirement, death, Disability or termination of employment; and
(2)The termination of the Plan without establishment or maintenance of another defined contribution plan.
15.The first sentence of Plan section 6.5 is hereby amended to provide as follows:
Except as provided in section 6.6 of this Plan, all distributions from a Member's Account shall be in a lump sum.
16.The following sentence is hereby added to the end of Plan section 6.6(b)(3):
Solely for purposes of satisfying the requirements of Code section 401(a)(9) and related Treasury Regulations and this Plan section 6.6, a Member's interest may be distributed in the form of annual or monthly installments, as determined by the Committee.
17.The following sentence is hereby added to the end of Plan section 6.9(b):
Notwithstanding the foregoing, in no event shall the balance of a Member's Profit Sharing Contribution Account be "Loan Assets" available for loans pursuant to this Plan section 6.9.
18.The following sentence is hereby added to the end of Plan section 7.10:
Notwithstanding any provision of the Plan to the contrary, the balance allocated to a Participant's Profit Sharing Contribution Account may not be invested in any investment fund designed to invest in Company stock.
19.The following paragraph is hereby added to the end of Plan section 8.1(b):
Effective as of December 31, 2018, the Cullen/Frost Profit Sharing Plan ("PSP") was merged into the Plan. The Plan provides Participants with all of the benefits that they accrued under either of the separate plans as of December 31, 2018, as well as any benefits which accrued after the merger. Except as provided for in Plan section 6.12, the Plan shall protect those benefits required to be protected in accordance with Code section 411(d)(6). As necessary, accounts maintained under the PSP shall be maintained as separate subaccounts under the Plan as merged. Each participant in the PSP prior to or on

December 31, 2018 shall have, and shall continue to have, his or her nonforfeitable right to his or her PSP subaccount under the Plan determine in accordance with the provisions of the PSP as in effect immediately prior to the merger of the PSP into the Plan, notwithstanding the vesting requirements of the Plan.
20.Except as amended above, the Plan as in effect prior to this amendment shall continue unchanged.
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In Witness Whereof, the Company has caused this instrument to be executed by its duly authorized officers effective as of the date provided herein.

Cullen/Frost Bankers, Inc.

Attest:		By:	/s/ Phillip D. Green

By:	/s/ Annette Alonzo	Its:	Chief Executive Officer and Chairman
of the Board

Its:	Group Executive Vice President	Date:	November 9, 2018